Exhibit 99.1

Timberland Reports Second-Quarter 2008 Results

STRATHAM, N.H.--(BUSINESS WIRE)--The Timberland Company (NYSE: TBL) today reported a second-quarter net loss of $18.9 million and a loss per share of ($0.32). These results compare to a second-quarter 2007 net loss of $19.2 million and a loss per share of ($0.31). When adjusted to exclude restructuring and related costs, loss per share was ($0.32) and ($0.30) in the second quarters of 2008 and 2007, respectively.

Second-Quarter Results Summary:

  Revenue declined 6.3% to $209.9 million as declines in casual footwear, Timberland® brand apparel and boots were partially offset by growth in Timberland PRO® series footwear and SmartWool® socks and apparel. Foreign exchange rate changes increased second-quarter 2008 revenue by approximately $9 million, or 3.9%, due to the strength of the Euro and the British Pound, and increased operating income by approximately $1 million.
  North America revenue declined 13.4% to $99.6 million, reflecting soft consumer spending in the U.S. Europe revenue decreased 1.3% to $78.8 million, or 8.3% on a constant dollar basis, driven by declines in men’s casual footwear and kids’performance footwear. Asia revenue increased 7.7% to $31.6 million driven by gains in foreign currency, but decreased 2.2% on a constant dollar basis.
  Apparel and accessories revenue decreased 5.8% to $62.6 million, compared to $66.5 million in the second quarter of 2007, driven by anticipated declines in Timberland® brand apparel partially offset by double-digit growth of SmartWool® socks and apparel. Global footwear revenue was $142.9 million, down 7.5% compared to the prior year, driven by declines in men’s casual footwear and boots.
  Global wholesale revenue decreased 10.0% to $136.1 million. Worldwide consumer direct revenue increased 1.3% to $73.8 million, reflecting gains in outlet sales in Europe and Asia.
  Restructuring and related charges were $0.3 million in the second quarter of 2008, compared to $1.0 million for the second quarter of 2007.
  Operating loss for the quarter was $30.0 million, a 4.7% improvement from the prior-year period. Operating loss excluding restructuring and related costs was $29.7 million, a 2.7% improvement compared to the prior year level. The improved profitability reflects benefits from foreign currency translation as well as a 6.0% reduction in operating expenses excluding restructuring and related costs.
  In the second quarter of 2008, the effective tax rate was 36.0%, compared to 34.5% in the second quarter of 2007. This increase in the effective tax rate resulted from a change in the geographical mix of profits, as well as from additions to specific tax reserves made during the period.
  In connection with its continuing stock buyback program, Timberland repurchased approximately 847 thousand shares in the second quarter at a total cost of $15.0 million. It ended the quarter with $152.8 million in cash and no debt. Inventory at quarter end was $195.0 million, down 9.7% versus 2007 second-quarter levels, due to the Company’s disciplined inventory management in the face of challenging market conditions. Accounts receivable decreased 9.9% to $121.5 million, compared to the prior year.

Timberland is maintaining its full-year revenue and operating margin outlook, as favorable foreign exchange benefits are anticipated to offset continued challenges in retail markets globally. The Company is targeting mid-single digit revenue declines, due in part to its decision to close underperforming retail stores. It also anticipates flat-to-modest improvement in operating margins excluding restructuring costs, and an effective tax rate in the range of 40%. The Company is adjusting its operating expense outlook to in the range of $560 million, driven by the impact of foreign currency exchange rates and changes in the assumptions for the closure of a small number of stores that are part of the Company’s retail restructuring program.

For the third quarter, Timberland anticipates relatively flat revenue compared to the third quarter of 2007 and operating income excluding restructuring costs in the range of $45 million to $50 million. The Company also anticipates an additional $1 to $2 million in restructuring costs in the third quarter related to its previously announced retail closure plan, which it now expects will result in total plan costs in the range of $14 million to $15 million, $1 million to $2 million below its previous estimate.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “Our second quarter results were consistent with our expectations, as we continue to control costs in the face of a difficult global retail environment. The strength of our balance sheet and our disciplined approach to working capital management give us more flexibility in the face of a challenged global economy to make investments that will help us enhance our product offering and strengthen our brand voice. To that end, we are focused on bringing better product to market quicker and are supporting the improved product offerings through a new marketing campaign aimed at reinvigorating the brand and strengthening its position in the global market. I am confident that the choices we are making today will position us for long-term success.”

Note that comments made by the Company and Mr. Swartz are Timberland's performance targets, based on current expectations. These comments are forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss second-quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 706.643.2916 and providing access code number 55975383. Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™ and IPATH® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the Company’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) the Company’s ability to execute key strategic initiatives; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in The Timberland Company’s most recent Annual Report on form 10-K and other filings made with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release also includes discussion of constant dollar revenue changes (which exclude the impact of changes in foreign currency exchange rates), diluted loss per share excluding restructuring and related costs, net loss excluding restructuring and related costs, operating loss excluding restructuring and related costs, and operating expense excluding restructuring and related costs, which are non-GAAP measures. As required by SEC rules, the Company has provided reconciliations of these measures on attached tables that follow its financial statements. Additional required information is located in the Form 8-K furnished to the SEC on July 30, 2008.

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	June 27, 2008	December 31, 2007	June 29, 2007
Assets
Current assets
Cash and equivalents	$152,764	$143,274	$97,530
Accounts receivable, net	121,482	188,091	134,776
Inventory, net	195,015	201,932	215,881
Prepaid expense	44,011	41,572	53,205
Prepaid income taxes	20,776	17,361	28,015
Deferred income taxes	21,822	24,927	15,431
Derivative assets	-	-	153
Total current assets	555,870	617,157	544,991

Property, plant and equipment, net	84,553	87,919	91,961

Deferred income taxes	19,178	19,451	21,674

Goodwill and intangible assets, net	97,655	99,222	99,798

Other assets, net	10,586	12,596	12,816

Total assets	$767,842	$836,345	$771,240

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$74,734	$86,101	$80,604
Accrued expense and other current liabilities	81,307	108,903	89,476
Income taxes payable	2,528	19,215	884
Derivative liabilities	6,594	3,816	2,890
Total current liabilities	165,163	218,035	173,854

Other long-term liabilities	41,474	41,150	41,413

Stockholders’ equity	561,205	577,160	555,973

Total liabilities and stockholders’ equity	$767,842	$836,345	$771,240

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)

	For the Quarter Ended		For the Six Months Ended
	June 27,	June 29,	June 27,	June 29,
	2008	2007	2008	2007
Revenue	$209,916	$224,126	$550,318	$560,455
Cost of goods sold	117,716	124,959	300,514	299,709

Gross profit	92,200	99,167	249,804	260,746

Operating expense
Selling	95,317	99,547	201,439	209,630
General and administrative	26,539	30,091	54,227	61,442
Restructuring and related costs	317	988	869	7,514
Total operating expense	122,173	130,626	256,535	278,586

Operating loss	(29,973)	(31,459)	(6,731)	(17,840)

Other income
Interest income, net	776	666	1,344	1,796
Other income/(expense), net	(379)	1,441	5,383	818
Total other income, net	397	2,107	6,727	2,614

Loss before income taxes	(29,576)	(29,352)	(4)	(15,226)

Income tax (benefit)/provision	(10,647)	(10,126)	886	(5,253)

Net loss	($18,929)	($19,226)	($890)	($9,973)

Loss per share:
Basic	($0.32)	($0.31)	($0.02)	($0.16)
Diluted	($0.32)	($0.31)	($0.02)	($0.16)
Weighted-average shares outstanding
Basic	58,932	61,473	59,269	61,288
Diluted	58,932	61,473	59,269	61,288

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Six Months Ended
	June 27,	June 29,
	2008	2007
Cash flows from operating activities:
Net loss	($890)	($9,973)
Adjustments to reconcile net loss to net cash provided/(used) by operating activities:
Deferred income taxes	3,377	3,080
Share-based compensation	4,218	4,458
Depreciation and other amortization	16,124	15,634
Provision for losses on accounts receivable	1,974	386
Tax (expense)/benefit from share-based compensation, net of excess benefit	(335)	608
Unrealized (gain)/loss on derivatives	16	(12)
Other non-cash charges/(credits), net	1,992	(2,696)
Increase/(decrease) in cash from changes in working capital:
Accounts receivable	69,457	70,619
Inventory	8,420	(28,512)
Prepaid expense	72	(10,069)
Accounts payable	(12,007)	(29,520)
Accrued expense	(32,056)	(33,032)
Income taxes prepaid and payable, net	(18,483)	(39,389)
Other liabilities	(1,973)	1,001
Net cash provided/(used) by operating activities	39,906	(57,417)

Cash flows from investing activities:
Acquisition of business, net of cash acquired	-	(12,813)
Additions to property, plant and equipment	(10,332)	(11,601)
Other	2,909	(1,303)
Net cash used by investing activities	(7,423)	(25,717)

Cash flows from financing activities:
Common stock repurchases	(24,983)	(13,527)
Issuance of common stock	823	11,693
Excess tax benefit from stock option and employee stock purchase plans	179	1,071
Net cash used by financing activities	(23,981)	(763)

Effect of exchange rate changes on cash and equivalents	988	(271)

Net increase/(decrease) in cash and equivalents	9,490	(84,168)
Cash and equivalents at beginning of period	143,274	181,698
Cash and equivalents at end of period	$152,764	$97,530

THE TIMBERLAND COMPANY
REVENUE ANALYSIS
(Amounts in Thousands, Unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 27,	June 29,		June 27,	June 29,
	2008	2007	Change	2008	2007	Change

Revenue by Segment:
North America	$99,556	$114,964	-13.4%	$237,286	$259,502	-8.6%
Europe	78,760	79,819	-1.3%	243,511	233,955	4.1%
Asia	31,600	29,343	7.7%	69,521	66,998	3.8%
Total Revenue	$209,916	$224,126	-6.3%	$550,318	$560,455	-1.8%

Revenue by Product:
Footwear	$142,935	$154,511	-7.5%	$379,551	$390,148	-2.7%
Apparel and Accessories	62,635	66,503	-5.8%	160,558	161,909	-0.8%
Royalty and Other	4,346	3,112	39.7%	10,209	8,398	21.6%

Revenue by Channel:
Wholesale	$136,077	$151,266	-10.0%	$391,598	$410,574	-4.6%
Consumer Direct	73,839	72,860	1.3%	158,720	149,881	5.9%

Comparable Store Sales:
Domestic Retail	-8.0%	-4.2%		-3.0%	-1.2%
Global Retail	-1.1%	-6.2%		2.4%	-3.8%

THE TIMBERLAND COMPANY
RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE CHANGES
TO CONSTANT DOLLAR REVENUE CHANGES
(Amounts in Thousands, Unaudited)

Total Company Revenue Reconciliation:

	For the Quarter Ended		For the Six Months Ended
	June 27, 2008		June 27, 2008
	$ Change	% Change	$ Change	% Change
Revenue decrease (GAAP)	($14,210)	-6.3%	($10,137)	-1.8%
Increase due to foreign exchange rate changes	8,831	3.9%	25,113	4.5%
Revenue decrease in constant dollars	($23,041)	-10.2%	($35,250)	-6.3%

North America Revenue Reconciliation:

	For the Quarter Ended		For the Six Months Ended
	June 27, 2008		June 27, 2008
	$ Change	% Change	$ Change	% Change
Revenue decrease (GAAP)	($15,408)	-13.4%	($22,216)	-8.6%
Increase due to foreign exchange rate changes	314	0.3%	871	0.3%
Revenue decrease in constant dollars	($15,722)	-13.7%	($23,087)	-8.9%

Europe Revenue Reconciliation:

	For the Quarter Ended		For the Six Months Ended
	June 27, 2008		June 27, 2008
	$ Change	% Change	$ Change	% Change
Revenue (decrease)/increase (GAAP)	($1,059)	-1.3%	$9,556	4.1%
Increase due to foreign exchange rate changes	5,614	7.0%	18,712	8.0%
Revenue decrease in constant dollars	($6,673)	-8.3%	($9,156)	-3.9%

Asia Revenue Reconciliation:

	For the Quarter Ended		For the Six Months Ended
	June 27, 2008		June 27, 2008
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$2,257	7.7%	$2,523	3.8%
Increase due to foreign exchange rate changes	2,903	9.9%	5,530	8.3%
Revenue decrease in constant dollars	($646)	-2.2%	($3,007)	-4.5%

Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not Generally Accepted Accounting Principle (“GAAP”) performance measures. We provide constant dollar revenue changes for total Company, North America, Europe, and Asia revenues because we use the measures to understand the underlying growth rate of revenue excluding the impact of items that are not under management’s direct control, such as changes in foreign exchange rates.

THE TIMBERLAND COMPANY
RECONCILIATION OF OPERATING EXPENSE, OPERATING LOSS, NET LOSS AND DILUTED LOSS PER SHARE TO OPERATING EXPENSE, OPERATING LOSS, NET LOSS AND DILUTED LOSS PER SHARE EXCLUDING RESTRUCTURING AND RELATED COSTS
(Unaudited)

RECONCILIATION OF OPERATING EXPENSE TO OPERATING EXPENSE EXCLUDING RESTRUCTURING AND RELATED COSTS
(Dollars in Thousands, Unaudited)

	For the Quarter Ended	For the Quarter Ended
	June 27, 2008	June 29, 2007
Operating expense (GAAP)	$122,173	$130,626
Restructuring and related costs	317	988
Operating expense excluding restructuring and related costs	$121,856	$129,638

Operating expense excluding restructuring and related costs is not a Generally Accepted Accounting Principle (“GAAP”) performance measure. Management provides operating expense excluding restructuring and related costs because it is used to analyze the operating expenses of the Company. Management believes this measure is a reasonable reflection of the underlying expense levels and trends from core business activities.

RECONCILIATION OF OPERATING LOSS TO OPERATING LOSS EXCLUDING RESTRUCTURING AND RELATED COSTS
(Dollars in Thousands, Unaudited)

	For the Quarter Ended	For the Quarter Ended
	June 27, 2008	June 29, 2007
Operating loss (GAAP)	($29,973)	($31,459)
Restructuring and related costs	317	988
Operating loss excluding restructuring and related costs	($29,656)	($30,471)

Operating loss excluding restructuring and related costs is not a Generally Accepted Accounting Principle (“GAAP”) performance measure. Management provides operating loss excluding restructuring and related costs because it is used to analyze the operating loss of the Company. Management believes this measure is a reasonable reflection of the underlying income levels and trends from core business activities.

RECONCILIATION OF NET LOSS TO NET LOSS EXCLUDING RESTRUCTURING AND RELATED COSTS
(Dollars in Thousands, Unaudited)

	For the Quarter Ended	For the Quarter Ended
	June 27, 2008	June 29, 2007
Net loss (GAAP)	($18,929)	($19,226)
Restructuring and related costs, net of tax effect	203	647
Net loss excluding restructuring and related costs	($18,726)	($18,579)

Net loss excluding restructuring and related costs is not a Generally Accepted Accounting Principle (“GAAP”) performance measure. Management provides net loss excluding restructuring and related costs because it is used to analyze the net loss of the Company. Management believes this measure is a reasonable reflection of the underlying net income levels and trends from core business activities.

RECONCILIATION OF DILUTED LOSS PER SHARE TO DILUTED LOSS PER SHARE EXCLUDING RESTRUCTURING AND RELATED COSTS

	For the Quarter Ended	For the Quarter Ended
	June 27, 2008	June 29, 2007
Diluted loss per share (GAAP)	($0.32)	($0.31)
Per share impact of restructuring and related costs	-	0.01
Diluted loss per share excluding restructuring and related costs	($0.32)	($0.30)

Diluted loss per share excluding restructuring and related costs is not a Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide diluted loss per share excluding restructuring and related costs because it is used to analyze the earnings of the Company. Management believes this measure is a reasonable reflection of the earnings levels and trends from core business activities.

CONTACT:
The Timberland Company
Karen Blomquist, 603-773-1655
Senior Manager, Investor Relations